Exhibit 99.1

Retrospective Adjustments to The Marcus Corporation’s Consolidated Statement of Earnings

As disclosed in Note 1 to the fiscal 2018 first, second and third quarter interim consolidated financial statements (“Note 1”) of The Marcus Corporation (the “Company”) that the Company filed with its quarterly reports on Form 10-Q for the quarterly periods ended March 29, 2018, June 28, 2018 and September 27, 2018, the Company began presenting cost reimbursements and reimbursed costs on a gross basis and retrospectively adopted Accounting Standards Update (ASU) No. 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Benefit Cost, which resulted in the following adjustments to revenues, costs, expenses, and other expenses previously reported in the Company’s consolidated statement of earnings filed with its annual report on Form 10-K for the fiscal year ended December 28, 2017 (in thousands, except per share data):

	Year Ended Dec. 28, 2017 As Reported	Impact of Reimbursed Costs Gross-Up	Impact of ASU 2017-07	Year Ended Dec. 28, 2017 As Adjusted
REVENUES:
Theatre admissions	$227,091			$227,091
Rooms	106,876			106,876
Theatre concessions	148,989			148,989
Food and beverage	70,627			70,627
Other revenues	69,131			69,131
	622,714	-	-	622,714
Cost reimbursements	-	30,838		30,838
Total revenues	622,714	30,838	-	653,552

COSTS AND EXPENSES:
Theatre operations	197,270			197,270
Rooms	40,286			40,286
Theatre concessions	43,634			43,634
Food and beverage	59,375			59,375
Advertising and marketing	23,960			23,960
Administrative	68,666		(1,712)	66,954
Depreciation and amortization	51,719			51,719
Rent	11,869			11,869
Property taxes	18,815			18,815
Other operating expenses	31,525			31,525
Reimbursed costs	-	30,838		30,838
Total costs and expenses	547,119	30,838	(1,712)	576,245

OPERATING INCOME	75,595	-	1,712	77,307

OTHER INCOME (EXPENSE):
Investment income	588			588
Interest expense	(12,100)			(12,100)
Other expense	-		(1,712)	(1,712)
Gain on disposition of property, equipment and other assets	3,981			3,981
Equity earnings from unconsolidated joint ventures, net	46			46
	(7,485)	-	(1,712)	(9,197)

EARNINGS BEFORE INCOME TAXES	68,110	-	-	68,110
INCOME TAXES	3,625			3,625
NET EARNINGS	64,485	-	-	64,485
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(511)			(511)
NET EARNINGS ATTRIBUTABLE TO THE MARCUS CORPORATION	$64,996	$-	$-	$64,996

NET EARNINGS PER SHARE – BASIC:
Common Stock	$2.42	$-	$-	$2.42
Class B Common Stock	2.17	-	-	2.17

NET EARNINGS PER SHARE – DILUTED:
Common Stock	$2.29	$-	$-	$2.29
Class B Common Stock	2.13	-	-	2.13

Impact of Reimbursed Costs Gross-Up – As disclosed in Note 1, beginning in the fiscal 2018 first quarter, the Company began presenting cost reimbursements and reimbursed costs on a gross basis and presented two new line items in the consolidated statements of earnings. These cost reimbursements and reimbursed costs were previously reported on a net basis. Reimbursed costs primarily consist of payroll and related expenses at managed hotel properties where the Company is the employer and may include certain operational and administrative costs as provided for in the Company's contracts with owners. These costs are reimbursed back to the Company. As these costs have no added markup, the revenue and related expense have no impact on operating income or net earnings. As shown in the table above, cost reimbursements and reimbursed costs, which totaled $30,838,000 for the year ended December 28, 2017, have been separately presented to correct the prior period presentation. Furthermore, cost reimbursements and reimbursed costs for the year ended December 29, 2016, the 31 weeks ended December 31, 2015, and the year ended May 28, 2015 totaled $30,460,000, $17,397,000, and $29,765,000, respectively, resulting in increases to total revenues and total costs and expenses in each of the periods when adjusted. The Company believes the impact of the reimbursed costs gross-up is immaterial to the consolidated financial statements for all periods discussed herein.

Impact of ASU 2017-07 – On December 29, 2017, the Company adopted Accounting Standards Update (ASU) No. 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Benefit Cost. ASU No. 2017-07 requires the service cost component of net periodic benefit cost to be presented in the same income statement line item as other employee compensation costs arising from services rendered during the period. Other components of the net periodic benefit cost are to be presented separately, in an appropriately titled line item outside of any subtotal of operating income or disclosed in the footnotes. The standard also limits the amount eligible for capitalization to the service cost component. As disclosed in Note 1, ASU No. 2017-07 is being applied on a retrospective basis and as shown in the table above, for the year ended December 28, 2017, expense of $1,712,000 was reclassified from operating income to other expense outside of operating income in the consolidated statement of earnings. Furthermore, reclassifications from operating income to other expense associated with this retrospective application for the year ended December 29, 2016, the 31 weeks ended December 31, 2015, and the year ended May 28, 2015 totaled $1,519,000, $976,000, and $1,569,000, respectively.

Retrospective Adjustments to The Marcus Corporation’s Consolidated Statement of Cash Flows

On December 29, 2017, the Company adopted ASU No. 2016-18, Statement of Cash Flows (Topic 230) - Restricted Cash. ASU No. 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As such, restricted cash and restricted cash equivalents are included with cash and cash equivalents when presenting cash flow activities to reconcile from the beginning of period to the end of period total cash and cash equivalents. As disclosed in Note 1, ASU No. 2016-18 is being applied on a retrospective basis with prior periods being adjusted to conform to the presentation required by ASU No. 2016-18. Accordingly, within the consolidated statements of cash flows for the year ended December 28, 2017, the year ended December 29, 2016, the 31 weeks ended December 31, 2015, and the year ended May 28, 2015, changes in restricted cash of $967,000, $12,553,000, $(9,259,000), and $(728,000), respectively, are no longer presented as a “Decrease (increase) in restricted cash” line item within investing activities, but instead are reported as part of the “Net increase (decrease) in cash, cash equivalents and restricted cash” line item in the consolidated statements of cash flows. “Cash, cash equivalents and restricted cash” as of December 28, 2017, December 29, 2016, December 31, 2015, May 28, 2015, and May 30, 2014 (the beginning of year balance for the year ended May 28, 2015) have been adjusted to $20,747,000, $8,705,000, $24,691,000, $15,483,000, and $14,812,000, respectively.

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